Exhibit 99.1

FOR IMMEDIATE RELEASE

Cloudastructure Receives Notice From Nasdaq

Palo Alto, Calif. — May 29, 2026 — Cloudastructure, Inc. (Nasdaq: CSAI), a provider of AI-powered video surveillance, remote monitoring, and cloud-based security analytics, today announced it received a notice from Nasdaq on May 26, 2026 indicating that, as a result of not having timely filed its Quarterly Report on Form 10-Q for the period ended March 31, 2026 (the “Form 10-Q”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the Securities and Exchange Commission.

As previously announced, the delay relates to the Company’s ongoing review, in consultation with its independent registered public accounting firm, of a complex accounting issue associated with the balance sheet treatment of certain preferred equity instruments. The Company is continuing to work through the review process and intends to file its Form 10-Q as soon as practicable.

The Nasdaq notice has no immediate effect on the listing or trading of the Company’s Class A Common Stock on the Nasdaq Capital Market. The Notice provides that the Company has 60 days to submit a plan to regain compliance with Nasdaq Listing Rule 5250(c)(1). If the plan is accepted by Nasdaq, then Nasdaq can grant the Company up to 180 calendar days from the due date of Form 10-Q, or November 16, 2026, to regain compliance.

About Cloudastructure

Headquartered in Palo Alto, California, Cloudastructure’s patented, advanced, award-winning security platform utilizes a scalable cloud-based architecture that features cloud video surveillance with proprietary, state-of-the-art AI/ML analytics, and a seamless remote guarding solution. The combination enables enterprise businesses to achieve proactive, end-to-end security, and pairs that platform with an attractive value proposition that eschews proprietary hardware and offers contract-free, month-to-month pricing and unlimited 24/7 support. With Cloudastructure, companies can achieve unparalleled situational awareness in real time and thereby stop crime as it is happening, while simultaneously achieving up to a 75% lower Total Cost of Ownership than other systems. For more information, visit https://www.cloudastructure.com/.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be considered forward-looking. Any forward-looking statement expressing an expectation or belief as to one or more future events is expressed in good faith and believed to be reasonable. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond our control. These factors include, but are not limited to, our ability to complete the procedures necessary to file our Form 10-Q for the first quarter of 2026 and potential changes to our financial results for such quarter that may result from the completion of those procedures. We caution you against relying on any of the forward-looking statements in this release, as actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Except as required by applicable law, we do not intend to update any of the forward-looking statements to conform them to actual results or revised expectations.

Media Contact

Kathleen Hannon, Sr. Communications Director

Cloudastructure, Inc.

704.574.3732

Kathleen@cloudastructure.com

Investor Contact

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

Cloudastructure@KCSA.com